EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Mary Ellen Keating	Andy Milevoj
Senior Vice President	Vice President
Corporate Communications	Investor Relations and Corporate Finance
Barnes & Noble, Inc.	Barnes & Noble, Inc.
(212) 633-3323	(212) 633-3489
mkeating@bn.com	amilevoj@bn.com

Barnes & Noble Announces Strategic Alternatives Process

New York, NY (October 3, 2018)-Barnes & Noble, Inc. (NYSE: BKS) today announced that its Board of Directors has decided to enter into a formal review process to evaluate strategic alternatives for the Company. This decision follows expressions of interest from multiple parties in making an offer to acquire the Company, including from the Company’s Executive Chairman, Leonard Riggio.

The Board of Directors has appointed a Special Committee of independent directors, comprised of Mark Carleton, Paul Guenther, Patricia Higgins and Kimberley Van Der Zon, to lead the strategic review process.  The Special Committee will be advised by independent legal and financial advisors.  Mr. Riggio has committed to support and vote his shares in favor of any transaction recommended by the Special Committee.  There can be no assurance that a transaction will be consummated.

The Company further notes that it has observed rapid material accumulations of its stock by a party or parties that cannot be identified. In light of the impending strategic alternatives process and such share accumulations, the Board also announced the adoption of a short-term Shareholder Rights Plan. The adoption of the Rights Plan is intended to maximize the likelihood of a successful outcome for the strategic alternatives process.

Under the terms of the Rights Plan, the rights will expire on October 2, 2019. In the absence of further action by the Board and subject to certain exceptions, the rights will be exercisable if a person or group, without Board approval, acquires 20% or more of Barnes & Noble’s common stock or announces a tender offer which results in the ownership of 20% or more of Barnes & Noble’s common stock. If the rights become

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exercisable, all rights holders (other than the person triggering the rights and related parties) will be entitled to acquire preferred shares equivalent to Barnes & Noble’s common stock at a 50% discount.

The rights will trade with Barnes & Noble’s common stock, unless and until they are separated upon the occurrence of certain future events. Barnes & Noble’s Board may terminate the Rights Plan or redeem the rights prior to the time the rights are triggered. Further details of the Rights Plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission.

The Board of Directors is being advised by Guggenheim Securities, LLC as its financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP as its legal advisor.  Advisors to the Special Committee will be disclosed at a later date.

About Barnes & Noble, Inc.
Barnes & Noble, Inc. (NYSE: BKS) is the nation’s largest retail bookseller, and a leading retailer of content, digital media and educational products.  The Company operates 629 Barnes & Noble bookstores in 50 states, and one of the Web’s premier e-commerce sites, BN.com (www.bn.com).  The Nook Digital business offers a lineup of popular NOOK® tablets and eReaders and an expansive collection of digital reading and entertainment content through the NOOK Store®. The NOOK Store (www.nook.com) features digital books, periodicals and comics, and offers the ability to enjoy content across a wide array of popular devices through Free NOOK Reading Apps™ available for Android™, iOS® and Windows®.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company's corporate website at www.barnesandnobleinc.com.

BKS – Financial

Forward-Looking Statements
This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,”

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“intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, including store closings, higher-than-anticipated or increasing costs, including with respect to store closings, relocation, occupancy (including in connection with lease renewals) and labor costs, the effects of competition, the risk of insufficient access to financing to implement future business initiatives, risks associated with data privacy and information security, risks associated with Barnes & Noble’s supply chain, including possible delays and disruptions and increases in shipping rates, various risks associated with the digital business, including the possible loss of customers, declines in digital content sales, risks and costs associated with ongoing efforts to rationalize the digital business, risks associated with the eCommerce business, including the possible loss of eCommerce customers and declines in eCommerce sales, the risk that financial and operational forecasts and projections are not achieved, the performance of Barnes & Noble’s initiatives including but not limited to new store concepts and eCommerce initiatives, unanticipated adverse litigation results or effects, potential infringement of Barnes & Noble’s intellectual property by third parties or by Barnes & Noble of the intellectual property of third parties, and other factors, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended April 28, 2018, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

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